Exhibit 10.3

SECURITY AGREEMENT

Among

NEW ENTERPRISE STONE & LIME CO., INC.,
Asti Transportation Systems, Inc.,
EII Transport Inc.,
Gateway Trade Center Inc.,
Precision Solar Controls Inc.,
Protection Services Inc.,
SCI Products Inc.,
Work Area Protection Corp.

And

CORTLAND CAPITAL MARKET SERVICES LLC,
As Collateral Agent

dated as of

July 8, 2016

THE TERMS OF THIS SECURITY AGREEMENT ARE SUBJECT TO CERTAIN INTERCREDITOR AGREEMENT, AS MORE FULLY SET FORTH IN SECTION 10.14 HERETO.

TABLE OF CONTENTS

Article I Definitions and interpretation	2

Section 1.01	Definitions 2

Section 1.02	Interpretation 10

Section 1.03	Resolution of Drafting Ambiguities 10

Section 1.04	Schedules 10

Article II Grant of security interest	10

Section 2.01	Grant of Security Interest 10

Section 2.02	Limitation of Collateral Securing the Tranche B Term Loans 12

Section 2.03	Filings 12

Article III Perfection and further assurances	13

Section 3.01	Perfection of Certificated Securities Collateral 13

Section 3.02	Perfection of Uncertificated Securities Collateral 13

Section 3.03	Maintenance of Perfected Security Interest 14

Section 3.04	Other Actions for Perfection 14

Section 3.05	Joinder of Additional Grantors 18

Section 3.06	Further Assurances 19

Article IV Representations, warranties and covenants	20

Section 4.01	Reserved 20

Section 4.02	Ownership of Property and No Other Liens 20

Section 4.03	Perfected First Priority Security Interest 20

Section 4.04	No Transfer of Collateral 21

Section 4.05	Claims Against Collateral 21

Section 4.06	Other Financing Statements 21

Section 4.07	Changes in Name, Jurisdiction of Organization, Etc. 21

Section 4.08	Location of Collateral 22

Section 4.09	Pledged Securities and Pledged Debt 23

Section 4.10	Approvals 24

Section 4.11	Collateral Information 24

Section 4.12	Insurance 24

Section 4.13	Compliance With Laws 24

Section 4.14	Intellectual Property 25

Section 4.15	Maintenance of Equipment 25

Article V Securities collateral	26

Section 5.01	Existing Voting Rights and Distributions 26

Section 5.02	Certain Agreements of Grantors 27

Article VI Intellectual property collateral	27

Section 6.01	Intellectual Property License 27

Section 6.02	Dealing With Intellectual Property 28

Section 6.03	Additional Intellectual Property 29

Section 6.04	Intellectual Property Litigation 30

Article VII Receivables	31

Section 7.01	Dealing With Receivables 31

Article VIII Remedies	32

Section 8.01	Remedies 32

Section 8.02	Waiver and Cumulative Remedies 34

Section 8.03	Application of Proceeds 35

Section 8.04	Reinstatement; Deficiency 35

Article IX Subordination	35

Section 9.01	Subordination 35

Article X Miscellaneous	36

Section 10.01	[Reserved] 36

Section 10.02	Performance by Collateral Agent 36

Section 10.03	Appointed Attorney-in-Fact; Power of Attorney 36

Section 10.04	Continuing Security Interest and Assignment 37

Section 10.05	Termination and Release 37

Section 10.06	Modification in Writing 38

Section 10.07	Notices 38

Section 10.08	Indemnity and Expenses 38

Section 10.09	Governing Law, Consent to Jurisdiction and Waiver of Jury Trial 40

Section 10.10	Severability of Provisions 40

Section 10.11	Counterparts; Integration; Effectiveness 40

Section 10.12	No Release 40

Section 10.13	Obligations Absolute 41

Section 10.14	Intercreditor Agreement 42

Schedules and Exhibits

Schedule 3.03 -         Filing Offices; Etc.
Schedule 3.04(a) -     Instruments and Tangible Chattel Paper
Schedule 3.04(b) -     Deposit Accounts
Schedule 3.04(c) -     Investment Property
Schedule 3.04(d) -     Electronic Chattel Paper and Transferable Records
Schedule 3.04(f) -     Commercial Tort Claims
Schedule 4.07 -         Name; Jurisdiction of Organization; Etc.
Schedule 4.08 -         Location of Collateral
Schedule 4.09 -         Pledged Securities and Pledged Debt
Schedule 4.14 -         Intellectual Property
Schedule 10.07 -         Notice Addresses
Exhibit A - Form of Joinder Agreement
Exhibit B - Form of Issuer’s Acknowledgement

SECURITY AGREEMENT
This SECURITY AGREEMENT, dated as of July 8, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by and among NEW ENTERPRISE STONE & LIME CO., INC., a corporation organized under the laws of the State of Delaware (“NESL”), ASTI TRANSPORTATION SYSTEMS, INC., a corporation organized under the laws of the State of Delaware (“ASTI”), EII TRANSPORT INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (“EII”), GATEWAY TRADE CENTER INC., a corporation organized under the laws of the State of New York (“Gateway”), PRECISION SOLAR CONTROLS INC., a corporation organized under the laws of the State of Texas (“Precision”), PROTECTION SERVICES INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (“Protection”), SCI PRODUCTS INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (“SCI”), and WORK AREA PROTECTION CORP., a corporation organized under the laws of the State of Illinois (“Work Area”), as grantors (NESL, ASTI, EII, Gateway, Precision, Protection, SCI and Work Area collectively in such capacities, and any other Person that becomes a party to this Agreement pursuant to a Joinder Agreement, together with their respective successors in such capacities, the “Grantors”, and each, a “Grantor”), in favor of CORTLAND CAPITAL MARKET SERVICES LLC (“Cortland”), in its capacity as collateral agent under the Loan Agreement (as hereinafter defined), as secured party (in such capacity and together with any successors and assigns, the “Collateral Agent”).

RECITALS
The Grantors, Cortland, in its capacity as Administrative Agent and Collateral Agent, and the lending institutions signatory thereto from time to time (the “Lenders”, and, individually, each a “Lender”) have, in connection with this Agreement, entered into that certain Term Loan Credit and Guaranty Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).
The Grantors will receive substantial direct and indirect benefits from the execution, delivery and performance of the obligations under the Loan Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.
This Agreement is given by each Grantor in favor of the Collateral Agent for the ratable benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Secured Obligations.
It is a condition to the obligations of the Lenders to enter into the Loan Agreement that each Grantor execute and deliver this Agreement.
NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Collateral Agent hereby agree as follows:

ARTICLE I
Definitions and interpretation

Section 1.01     Definitions.
(a)Capitalized terms used herein but not defined shall have the meaning ascribed to such term in the Loan Agreement.
(b)Unless otherwise defined herein or in the Loan Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9 of the UCC.
(c)The following terms shall have the following meanings:
“Agreement” has the meaning set forth in the preamble hereof.
“ASTI” has the meaning set forth in the preamble hereof.
“Claims” means any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Collateral.
“Collateral” has the meaning set forth in Section 2.01 hereof.
“Collateral Agent” has the meaning set forth in the preamble hereof.
“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Secured Obligations, and shall include any security agreement or other agreement granting a Lien or security interest in such property.
“Commodity Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Commodity Account.
“Contracts” means, collectively, with respect to each Grantor, the Material Contracts, the Intellectual Property Licenses, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Grantor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.
“Control” means (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.
“Control Agreements” means, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodity Account Control Agreements.
“Copyrights” means, collectively, with respect to each Grantor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) including those listed in Schedule 4.14 hereof, all tangible embodiments of the foregoing and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, together with any and all (i) rights and privileges arising under Applicable Law and international treaties and conventions with respect to such Grantor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.
“Deposit Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Deposit Account.
“Deposit Accounts” means, collectively, with respect to each Grantor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition. Any of the Deposit Accounts may be referred to herein as a “Deposit Account”.
“Distributions” means, collectively, with respect to each Grantor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any or all of the Pledged Securities or Pledged Debt.
“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Grantors.
“EII” has the meaning set forth in the preamble hereof.
“Excluded Assets” means, collectively, the following:
(i)any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any Applicable Law or requires a consent not obtained of any Governmental Body pursuant to Applicable Law (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other Applicable Law);

(ii)any right, title or interest in any permit, license, contract or agreement held by any Grantor or to which any Grantor is a party or any of its right, title or interest thereunder, in each case only to the extent and for so long as the terms of such permit, license, contract or agreement validly prohibit the creation by a Grantor of a security interest in such permit, license, contract or agreement in favor of the Collateral Agent (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other Applicable Law (including Title 11 of the United States Code) or principles of equity);
(iii)Equity Interests of a Person that constitutes a Subsidiary (other than a Restricted Subsidiary or a wholly-owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Equity Interests of such Person that is binding on or relating to such Equity Interests but solely to the extent and for so long as such contractual obligation exists;
(iv)property (and proceeds thereof) of the Grantors that is subject to a Lien securing Purchase Money Indebtedness or Capitalized Lease Obligations, in each case as permitted under the Loan Agreement, to the extent the documents relating to such Lien securing Purchase Money Indebtedness or Capitalized Lease Obligations would not permit such equipment or real property (and proceeds thereof) to be subject to the Liens created under this Agreement or the other Loan Documents (provided that immediately upon the ineffectiveness, lapse or termination of any such restriction, such equipment or real property shall cease to be an “Excluded Asset”);
(v)Equity Interests of Rock Solid Insurance and any Unrestricted Subsidiaries and any Excluded Equity;
(vi)property or assets owned by any Unrestricted Subsidiary;
(vii)any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office; provided that upon such filing and acceptance, such intent-to-use applications shall cease to be “Excluded Assets”;
(viii)the Excluded Bank Accounts;
(ix)any vehicles and any other assets, in each case subject to certificates of title;
(x)Rolling Stock;
(xi)[reserved];
(xii)property and assets that are released from the scope of Collateral pursuant to the terms of this Agreement, the Loan Agreement or the other Loan Documents, or, to the extent not inconsistent with the foregoing, the Intercreditor Agreement;
(xiii)Excluded Joint Venture Interests; and
(xiv)Excluded Key-Man Policies.
provided, however, “Excluded Assets” shall not include any Proceeds, products, substitutions or replacements of any Excluded Assets, unless such Proceeds, products, substitutions or replacements would constitute Excluded Assets. In addition, to the extent that such property constitutes “Excluded Assets” due to the failure of the Grantor to obtain consent as described in clause (i) hereof, such Grantor shall use its commercially reasonable efforts to obtain such consent, and, upon obtaining such consent, such property shall cease to constitute “Excluded Assets”.
“Excluded Equity” means, any voting stock of any Foreign Subsidiary in excess of 65% of the total combined voting power of all classes of stock of such Foreign Subsidiary that are entitled to vote (within the meaning of Section 1.956-2(c)(2) of the Treasury Regulations).
“Excluded Joint Venture Interests” shall mean the equity interest owned by a Grantor in a joint venture if and to the extent that such joint venture shall have entered into a credit facility with a Joint Venture Lender to obtain, on a non-recourse basis with respect to such Grantor, financing with respect to the operations of such joint venture, and as a condition to such financing, the Joint Venture Lender (a) requires the owners of the equity interests of such joint venture to pledge (on a non-recourse basis with respect to such Grantor, including one that is such an equity owner) such equity interests to the Joint Venture Lender to secure the joint venture’s obligations to it, and/or (b) prohibits any other Liens on such equity interests.
“Excluded Key-Man Policies” shall mean the cash surrender value on proceeds of any key-man life insurance policies on the lives of the shareholders of NESL party to the Stock Restriction and Management Agreement dated as of March 1, 1990, among NESL and such shareholders, as amended, if, and solely to the extent, that such agreement prohibits any other Liens on such policies.
“Extension of Credit” means the making of the Loans (as such term is defined in the Loan Agreement).
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to this Agreement, that, subject only to the Intercreditor Agreement and Liens permitted under the Loan Agreement, such Lien is the most senior lien to which such Collateral is subject.
“Foreign Subsidiary” shall mean, with respect to any Person, any Restricted Subsidiary of such Person that is not a Domestic Subsidiary and any Restricted Subsidiary of such Foreign Subsidiary.
“Gateway” has the meaning set forth in the preamble hereof.
“Grantors” and “Grantor” have the meanings set forth in the preamble hereof.

“Intellectual Property Collateral” means, collectively, the Patents, Trademarks (excluding only United States intent-to-use Trademark applications to the extent that and solely during the period in which the grant of a security interest therein would impair, under applicable federal law, the registrability of such applications or the validity or enforceability of registrations issuing from such applications), Copyrights, Trade Secrets, Intellectual Property Licenses and all other industrial, intangible and intellectual property of any type, including mask works and industrial designs.
“Intellectual Property Licenses” means, collectively, with respect to each Grantor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark, Copyright or Trade Secret or any other patent, trademark, copyright or trade secret, whether such Grantor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, including such agreements listed in Schedule 4.14 hereof, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks, Copyrights or Trade Secrets or any other patent, trademark, copyright or trade secret.
“Intellectual Property Security Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which the Grantor grants to the Collateral Agent a security interest and Lien in any Intellectual Property Collateral.
“Joinder Agreement” means an agreement substantially in the form of Exhibit A hereto.
“Joint Venture Lender” means a bank or other financial institution that provides financing to a joint venture (on a non-recourse basis with respect to a Grantor) with respect to the operations of such joint venture and that, in connection with such financing, requires a pledge of equity of the joint venture to secure the joint venture’s obligations to it.
“Lenders” and “Lender” have the meanings set forth in the recitals hereof.
“Loan Agreement” has the meaning set forth in the recitals hereof.
“Material Intellectual Property Collateral” means any Intellectual Property Collateral necessary for the use and operation of any material portion of the Collateral or Material Real Property or the conduct of the business of any Grantor.
“NESL” has the meaning set forth in the preamble hereof.
“Patents” means, collectively, with respect to each Grantor, all patents issued or assigned to, and all patent applications and registrations made by, such Grantor including those listed in Schedule 4.14 hereof (whether issued, established or registered or recorded in the United States or any other country or any political subdivision thereof) and all tangible embodiments of the foregoing, together with any and all (i) rights and privileges arising under Applicable Law and international treaties and conventions with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
“Pledged Debt” means, with respect to each Grantor, all Indebtedness (including intercompany notes) from time to time owed to such Grantor by any obligor, including the Indebtedness described in Schedule 4.09 hereof and issued by the obligors named therein, and all interest, cash, instruments and other property, assets or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness and all certificates, instruments or agreements evidencing such Indebtedness, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.
“Pledged Securities” means, collectively, with respect to each Grantor, (i) all issued and outstanding Equity Interests of each issuer that are owned by such Grantor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Grantor in any manner, together with all claims, rights, privileges, authority and powers of such Grantor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, including the Equity Interests listed in Schedule 4.09 hereof, (ii) all additional Equity Interests of any issuer from time to time acquired by or issued to such Grantor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer from time to time acquired by such Grantor in any manner, together with all claims, rights, privileges, authority and powers of such Grantor relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Grantor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided, however, that Pledged Securities shall not include any Excluded Equity.
“Precision” has the meaning set forth in the preamble hereof.
“Protection” has the meaning set forth in the preamble hereof.
“PSI Chattel Paper” has the meaning set forth in Section 3.04(a) hereof.

“Receivables” shall mean and include, as to each Grantor, all of such Grantor’s (a) accounts (as defined in Article 9 of the Uniform Commercial Code) and (b) all of such Grantor’s contract rights, instruments (including those evidencing indebtedness owed to such Grantor by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Grantor arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created (collectively, the “Related Contracts”).
“Related Contracts” has the meaning set forth in the definition of Receiveables.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.
“Requirement of Law” as to any Person, the Organizational Documents of such Person, and any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“SCI” has the meaning set forth in the preamble hereof.
“Secured Hedge Agreement” means any agreement relating to a Lender-Provided Foreign Currency Hedge (as defined in the Loan Agreement) or Lender-Provided Interest Rate Hedge (as defined in the Loan Agreement).
“Secured Obligations” means the “Obligations” under and as defined in the Loan Agreement.
“Securities Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.
“Securities Collateral” means, collectively, the Pledged Securities, the Pledged Debt and the Distributions.
“Trade Secrets” means, collectively, with respect to each Grantor, all know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical, marketing, financial and business data and databases, pricing and cost information, business and marketing plans, customer and supplier lists and information, all other confidential and proprietary information and all tangible embodiments of the foregoing, together with any and all (i) rights and privileges arising under Applicable Law and international treaties and conventions with respect to such trade secrets, (ii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto including damages and payments for past, present or future misappropriations thereof, (iii) rights corresponding thereto throughout the world and (iv) rights to sue for past, present or future misappropriations thereof.
“Trademarks” means, collectively, with respect to each Grantor, all trademarks (including service marks), slogans, logos, symbols, certification marks, collective marks, trade dress, uniform resource locators (URL’s), domain names, corporate names and trade names, whether statutory or common law, whether registered or unregistered and whether established or registered in the United States or any other country or any political subdivision thereof, including those listed in Schedule 4.14 hereof, that are owned by or assigned to such Grantor, all registrations and applications for the foregoing and all tangible embodiments of the foregoing, together with, in each case, the goodwill symbolized thereby and any and all (i) rights and privileges arising under Applicable Law and international treaties and conventions with respect to such Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“Work Area” has the meaning set forth in the preamble hereof.
Section 1.02     Interpretation. The rules of interpretation specified in the Loan Agreement (including Section 1.4 of each thereof) shall be applicable to this Agreement. All references in this Agreement to Sections are references to Sections of this Agreement unless otherwise specified.
Section 1.03    Resolution of Drafting Ambiguities. Each Grantor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation of this Agreement.
Scction 1.04    Schedules. The Collateral Agent and each Grantor agree that the Schedules hereof and all descriptions of Collateral contained in the Schedules and all amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II
Grant of security interest
Section 2.01    Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent for the ratable benefit of the Secured Parties, a Lien on and security interest in and to all of the right, title and interest of such Grantor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):
(a)    all Receivables;
(b)     all Equipment;
(c)     all General Intangibles (including, without limitation, all Intellectual Property Collateral, Payment Intangibles and all Software);
(d)     all Inventory;
(e)     all Securities Collateral, Investment Property and Financial Assets;
(f)     all Real Property and Fixtures;
(g)     all Leasehold Interests;
(h)     all contract rights, rights of payment which have been earned under a contract rights, Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);
(i)    all Commercial Tort Claims (whether now existing or hereafter arising), including the Commercial Tort Claims described on Schedule 3.04(f) hereof as supplemented by any written notification given by a Grantor to the Collateral Agent pursuant to Section 3.04(f) hereof;
(j)    all Documents (including all Warehouse Receipts and Bills of Lading);
(k)    all cash, Deposit Accounts, Securities Accounts and Commodities Accounts;
(l)    all Goods;
(m)    all Instruments (including Promissory Notes);
(n)    all Letters of Credit (whether or not the respective Letter of Credit is evidenced by a writing) and Letter-of-Credit Rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;
(o)     all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software and programs (owned by any Grantor or in which it has an interest to the extent of such interest), tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (n) of this Section 2.01; and
(p)     all Proceeds and products of the property described in clauses (a) through (o) of this Section 2.01 and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing, in whatever form and all Supporting Obligations, collateral security and guarantees given by any person with respect to any of the foregoing.
It is the intention of the parties that if the Collateral Agent shall fail to have a perfected Lien in any particular property or assets of any Grantor for any reason whatsoever, but the provisions of this Agreement, the Loan Agreement and/or the other Loan Documents, together with all financing statements and other public filings relating to Liens filed or recorded by the Collateral Agent against the Grantors, would be sufficient to create a perfected Lien in any property or assets that such Grantor may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the other Loan Documents (and not merely as proceeds (as defined in Article 9 of the UCC) in which a security interest is created or arises solely pursuant to Section 9-315 of the UCC).
Notwithstanding anything to the contrary contained in clauses (a) through (p) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Assets, provided, that, if any Excluded Assets would have otherwise constituted Collateral, when such property shall cease to be Excluded Assets, such property shall be deemed at all times from and after the date hereof to constitute Collateral.
The Grantors shall from time to time at the request of the Collateral Agent provide to the Collateral Agent such information regarding the Excluded Assets as the Collateral Agent may reasonably request.
Section 2.02    Limitation of Collateral Securing the Tranche B Term Loans.
Notwithstanding anything to the contrary contained in Section 2.01 above, prior to the occurrence of a Collateral Event, the Liens and security interests pledged and granted under this Agreement shall only secure the Secured Obligations in respect of the Tranche B Term Loans to the extent permitted under Section 5.21 of the Loan Agreement. Upon the occurrence of a Collateral Event, and all times thereafter, the Liens and security interests pledged and granted under this Agreement shall, automatically and without any amendment to this Agreement or other action of the parties hereto or any other Person, secure the full amount of the Secured Obligations (including all Secured Obligations in respect of the Tranche B Term Loans), with such priority and effect as if clause (i) of the first sentence of Section 5.21 of the Loan Agreement and the precedent sentence of this Section 2.02 had never applied.

Section 2.03    Filings.
(a)     Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder, without the signature of such Grantor where permitted by law, including the filing of a financing statement describing the Collateral as “all assets now owned or hereafter acquired by the Grantor or in which the Grantor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.
(b)    Each Grantor hereby further authorizes the Collateral Agent to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any United States state or other country) this Agreement, any Intellectual Property Security Agreement, and other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder, without the signature of such Grantor where permitted by law, and naming such Grantor as debtor, and the Collateral Agent as secured party.
(c)    Each Grantor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

ARTICLE III
Perfection and further assurances

Section 3.01    Perfection of Certificated Securities Collateral.
(a)    Each Grantor represents and warrants that, subject to the Intercreditor Agreement, all certificates, agreementsor instruments representing or evidencing the Securities Collateral in existence on the Closing Date have been (or will be) delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that, assuming continuing possession by the Collateral Agent of any such Securities Collateral, the Collateral Agent has a perfected First Priority security interest therein. Each Grantor hereby agrees that all certificates, agreements or instruments representing or evidencing the Securities Collateral acquired by such Grantor after the Closing Date, shall immediately upon receipt thereof by such Grantor be held by or on behalf of and delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent.
(b)    The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default and subject to the Intercreditor Agreement, to indorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or indorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, at any time upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.
Section 3.02    Perfection of Uncertificated Securities Collateral. Each Grantor represents and warrants that, as of the Closing Date, all Pledged Securities are certificated securities. Each Grantor hereby agrees that, if any of the Pledged Securities at any time after the Closing Date are not evidenced by certificates of ownership, such Grantor will cause the issuer thereof (a) to register the Collateral Agent as the registered owner of such securities or agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such securities originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be substantially in the form of Exhibit B, (b) upon request by the Collateral Agent, provide to the Collateral Agent an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, confirming such pledge and perfection thereof, and (c) if reasonably requested by the Collateral Agent, request the issuer of such Pledged Securities to cause such Pledged Securities to become certificated and in the event such Pledged Securities become certificated, to deliver such Pledged Securities to the Collateral Agent in accordance with the provisions of Section 3.01 hereof. Each Grantor hereby agrees, with respect to Pledged Securities that are partnership interests or limited liability company interests, that after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, such Grantor will (A) cause the Organizational Documents of each issuer that is a Subsidiary of such Grantor to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.01 hereof.

Section 3.03    Maintenance of Perfected Security Interest. Each Grantor represents and warrants that all financing statements, agreements (including the Intellectual Property Security Agreements), instruments and other documents necessary or required by the Collateral Agent on the Closing Date to perfect the security interest granted to the Collateral Agent in respect of the Collateral on the Closing Date have been delivered to the Collateral Agent and, where applicable, have been duly executed and/or are in proper form for filing in each governmental, municipal or other office specified in Schedule 3.03 hereof. Each Grantor agrees that at its sole cost and expense, such Grantor will take steps to maintain the security interest created by this Agreement in the Collateral as a perfected First Priority security interest.
Section 3.04    Other Actions for Perfection. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Grantor represents and warrants (as to itself) as follows and agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Collateral:
(a)    Instruments and Tangible Chattel Paper. As of the Closing Date, except for checks to be deposited in the Ordinary Course of Business, Instruments evidencing intercompany obligations and Chattel Paper and other similar records comprised of leases entered by Protection into from time to time in the Ordinary Course of Business (“PSI Chattel Paper”), no amounts payable to such Grantor under or in connection with any of the Collateral are evidenced by any Instrument or Tangible Chattel Paper other than Instruments and Tangible Chattel Paper listed on Schedule 3.04(a) hereof. If any amount then payable under or in connection with any of the Collateral shall be evidenced by Instruments or Tangible Chattel Paper having a face amount of equal to or greater than $500,000 in the aggregate (other than checks to be deposited in the Ordinary Course of Business, Instruments evidencing intercompany obligations and, prior to April 30, 2018, PSI Chattel Paper), the Grantor acquiring such Instrument or Tangible Chattel Paper in excess of $500,000 in the aggregate shall notify the Collateral Agent and, subject to the terms of the Intercreditor Agreement such Grantor shall mark conspicuously each such Instrument and Tangible Chattel Paper and, at the request of the Collateral Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such Instrument, Tangible Chattel Paper or Collateral is subject to the security interest granted hereby; provided, at the request of the Collateral Agent, such Grantor shall promptly (but in any event within five (5) Business Days after such request) indorse, assign and deliver such Instrument or Tangible Chattel Paper to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify; provided, further that so long as no Default or Event of Default is outstanding, any such individual Instrument or Tangible Chattel Paper evidencing Collateral for an amount less than $100,000 need only be so marked or delivered following the Collateral Agent’s request. On or after April 30, 2018, PSI Chattel Paper meeting the requirements set forth in the immediately preceding sentence shall be subject to the requirements set forth in such sentence.
(b)    Deposit Accounts. (i) As of the Closing Date, no Grantor has opened or maintains any Deposit Accounts other than the accounts listed in Schedule 3.04(b) hereof and (ii) subject to the Intercreditor Agreement, the Collateral Agent has a perfected First Priority security interest in each Deposit Account listed in Schedule 3.04(b) hereof (other than the Excluded Bank Accounts) which security interest is perfected by Control. If any Grantor shall hereafter establish and maintain any Deposit Account (other than an Excluded Bank Account), the applicable Grantor shall give the Collateral Agent prior written notice of its intention to establish such new Deposit Account with a depository bank and, unless the Collateral Agent agrees in writing that it is not required, such depository bank and such Grantor shall have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account. No Grantor shall grant Control of any Deposit Account to any person other than the Revolving Collateral Agent or the Collateral Agent. If at any time the balance in any Excluded Bank Account (other than those Deposit Accounts described in clause (a) of the definition of Excluded Bank Account) exceeds $100,000 individually, or the balances of all Excluded Bank Accounts (other than those Deposit Accounts described in clause (a) of the definition of Excluded Bank Account) exceeds $500,000 in the aggregate, the Loan Parties (x) will use commercially reasonable efforts to promptly reduce such balance or balances in the Excluded Bank Accounts (other than those Deposit Accounts described in clause (a) of the definition of Excluded Bank Account) to less than $100,000 in any individual Excluded Bank Account (other than those Deposit Accounts described in clause (a) of the definition of Excluded Bank Account) and less than $500,000 in the aggregate for such Excluded Bank Accounts or (y) will procure that a Deposit Account Control Agreement is entered into with respect to such Deposit Accounts.

(c)    Investment Property.
i.As of the Closing Date, no Grantor (1) has any Securities Accounts or Commodity Accounts other than those listed in Schedule 3.04(c) hereof and, subject to the Intercreditor Agreement, the Collateral Agent has a perfected First Priority security interest in such Securities Accounts and Commodity Accounts which security interest is perfected by Control unless the Collateral Agent agrees in writing that it is not required, (2) holds, owns or has any interest in any certificated securities or uncertificated securities other than those constituting Pledged Securities or Excluded Assets and those maintained in Securities Accounts or Commodity Accounts listed in Schedule 3.04(c) hereof. Unless the Collateral Agent agrees in writing that it is not required, as of the Closing Date, each Grantor has duly authorized, executed and delivered a Securities Account Control Agreement or a Commodity Account Control Agreement with respect to each Securities Account or Commodity Account listed in Schedule 3.04(c) hereof, if any, as applicable. No Grantor shall hereafter establish or maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary, unless (A) the applicable Grantor shall have given the Collateral Agent ten (10) Business Days prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, (B) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Collateral Agent and (C) unless the Collateral Agent agrees in writing that it is not required, such Securities Intermediary or Commodity Intermediary, as the case may be, and such Grantor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Subject to the Intercreditor Agreement, each Grantor shall accept any cash and Investment Property constituting Collateral in trust for the benefit of the Collateral Agent and within five (5) Business Days of actual receipt thereof, deposit any and all such cash and Investment Property (other than any Investment Property pledged pursuant to clauses (iii)(1), (iii)(1) or (iii)(3) below) received by it into a Deposit Account or Securities Account subject to the Collateral Agent’s Control. The provisions of this Section 3.04(c) shall not apply to any Financial Assets credited to a Securities Account for which the Collateral Agent is the Securities Intermediary. No Grantor shall grant control over any Investment Property to any person other than the Revolving Collateral Agent or Collateral Agent.
ii.If any Grantor shall at any time hold or acquire any certificated securities constituting Investment Property included in the Collateral with a face value in excess of $500,000 in the aggregate, such Grantor shall, subject to the Intercreditor Agreement, promptly (1) indorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance satisfactory to the Collateral Agent or (2) deliver such securities into a Securities Account with respect to which a Securities Account Control Agreement is in effect in favor of the Collateral Agent.
iii.If any securities now or hereafter acquired by any Grantor constituting Investment Property included in the Collateral are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Collateral Agent thereof and pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (1) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, (2) cause a Security Entitlement with respect to such uncertificated security to be held in a Securities Account with respect to which the Collateral Agent has Control or (3) arrange for the Collateral Agent to become the registered owner of such securities.
(d)    Electronic Chattel Paper and Transferable Records. As of the Closing Date, except for PSI Chattel Paper in the form of Electronic Chattel Paper, no amount under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed on Schedule 3.04(d) hereof.
Subject to the Intercreditor Agreement, if any amount in excess of $500,000 in the aggregate payable under or in connection with any of the Collateral owned by any Grantor shall be evidenced by or become evidenced by Electronic Chattel Paper or any transferable record, such Grantor shall take commercially reasonable steps necessary to grant the Collateral Agent control of (x) all such Electronic Chattel Paper in the manner specified in Section 9-105 of the UCC (or any similar section under any equivalent UCC) and (y) all such transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act.
(e)    Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a Letter of Credit now or hereafter issued in favor of such Grantor that is in excess of $500,000 in the aggregate, such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall use commercially reasonable efforts to cause the issuer of such Letters of Credit and each nominated person with respect thereto to consent to the assignment of the proceeds thereof in order to maintain all letter-of-credit rights assigned to the Collateral Agent so that the Collateral Agent has control of the letter-of-credit rights in the manner specified in Section 9-107 of the UCC.
(f)    Commercial Tort Claims. On the Closing Date, no Grantor holds any Commercial Tort Claim that is not listed on Schedule 3.04(f). Each Grantor will promptly give notice to the Collateral Agent of any Commercial Tort Claim that is commenced in the future which might reasonably result in awarded damages (less any and all legal and other expenses incurred or reasonably expected to be incurred by such Grantor) in excess of $250,000 individually and will promptly execute or otherwise authenticate a supplement to this Agreement, and otherwise take all commercially reasonable and necessary actions, to subject such Commercial Tort Claim to the First Priority security interest created under this Agreement.

(g)    Landlord’s Access Agreements/Bailee Letters. Each Grantor shall use commercially reasonable efforts to obtain such Lien Waiver Agreements required by Section 5.17(b) of the Loan Agreement.
(h)    Notwithstanding anything to the contrary in this Agreement, but at all times subject to Section 10.14 of this Agreement, with respect to Sections 3.04(a), (c), (d), (e), (f), 3.06(b) or 4.08 of this Agreement, to the extent that any Grantor provides notice or takes any other action under the corresponding or similar section or provision under the Revolving Loan Documents or any successor agreements thereto pursuant to any refinancing, refunding, extension, renewal, exchange or replacement of the Revolving Loan Documents or pursuant to any agreement governing any Indebtedness incurred under clause (e)(ii) of the definition of Permitted Indebtedness under the Loan Agreement for the benefit of the Revolving Collateral Agent, any agent or any lender under such applicable agreements, such Grantor shall provide notice or take a similar action for the benefit of the Collateral Agent hereunder.
Section 3.05    Joinder of Additional Grantors. The Grantors shall cause each Subsidiary of the Grantors which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the provisions of the Loan Agreement, to execute and deliver to the Collateral Agent a Joinder Agreement within thirty (30) days of the date on which it was acquired or created and, upon such execution and delivery, such Subsidiary shall constitute a “Grantor” for all purposes hereunder with the same force and effect as if originally named as a Grantor herein. Upon the execution and delivery by any Subsidiary of a Joinder Agreement, the supplemental schedules attached to such Joinder Agreement shall be incorporated into and become part of and supplement the Schedules to this Agreement and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Joinder Agreement and from time to time. The execution and delivery of such Joinder Agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
Section 3.06    Further Assurances.
(a)    Further Assurances. Each Grantor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary, appropriate or desirable in order to perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, and enable the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral, including the filing of any financing statements, continuation statements and other documents under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, the filing of any Intellectual Property Security Agreement and supplemental Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office and the execution and delivery of Control Agreements with respect to Securities Accounts, Commodities Accounts and Deposit Accounts (other than Excluded Bank Accounts), all in form reasonably satisfactory to the Collateral Agent and in such offices wherever required by law to perfect, continue and maintain a valid, enforceable, First Priority security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Collateral. Without limiting the generality of the foregoing, but subject to Applicable Law, each Grantor shall make, execute, indorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Collateral, statements, copies of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer indorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Collateral Agent may deem necessary, expedient or desirable to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Grantors.
(b)    Report. On a quarterly basis in connection with delivery of each Compliance Certificate, each Grantor shall furnish the Collateral Agent with a report listing for such quarter:
(i)any Subsidiary formed or acquired by any Grantor;
(ii)any certificated securities, uncertificated securities, other equity interests or Indebtedness not held in a Securities Account acquired by any Grantor;
(iii)any change in name or jurisdiction of organization of any Grantor as permitted by the Loan Agreement and the other Loan Documents;
(iv)any new location of Collateral of the type described in Section 4.08 below;
(v)all Promissory Notes, Instruments or Chattel Paper received by any Grantor of the types required to be notified to the Collateral Agent pursuant to Article III above;
(vi)any Securities Account, Commodities Account or Deposit Account opened by any Grantor;
(vii)all applications for and registration received by any Grantor in respect of any Intellectual Property;
(viii)any Letter of Credit Rights acquired by any Grantor of the types required to be notified to the Collateral Agent pursuant to Section 3.04(e) above; and

(ix)any Commercial Tort Claims acquired by any Grantor of the types required to be notified to the Collateral Agent pursuant to Section 3.04(f) above.

ATRICLE IV
Representations, warranties and covenants
Each Grantor represents, warrants and covenants as follows:
Section 4.01    Reserved.
Section 4.02    Ownership of Property and No Other Liens. Each Grantor has fee simple title to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its Collateral, and none of such property is subject to any Lien, claim, option or right of others, except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties and Liens expressly permitted under the Loan Agreement.
None of the Collateral constitutes, or is the proceeds of, “farm products” as defined in section 9-102(a)(34) of the UCC.
Section 4.03    Perfected First Priority Security Interest. This Agreement is effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties, a legal, valid and enforceable First Priority security interest in the Collateral following the execution of this Agreement, the filing of the UCC-1 financing statements and the taking of the other perfection steps contemplated hereby. In the case of the certificated Pledged Securities, when stock certificates representing such Pledged Securities are delivered to the Collateral Agent and in the case of the other Collateral, when financing statements and other filings specified on Schedule 3.03 hereof in appropriate form are filed in the offices specified on Schedule 3.03 hereof and other actions described in Schedule 3.03 hereof are taken, this Agreement shall constitute, and will at all times constitute a fully perfected First Priority Lien on, and security interest in, all rights, title and interest of the Grantors in such Collateral and the proceeds thereof, as security for the Secured Obligations.
Section 4.04    No Transfer of Collateral. No Grantor shall sell, offer to sell, dispose of, convey, assign or otherwise transfer, or grant any option with respect to, restrict, or grant, create, permit or suffer to exist any Lien on, any of the Collateral pledged by it hereunder or any interest therein except to the extent as expressly permitted by the Loan Agreement and the other Loan Documents.
Section 4.05    Claims Against Collateral. Each Grantor shall, at its own cost and expense, use commercially reasonable efforts to defend title to the Collateral and the First Priority security interest and Lien granted to the Collateral Agent with respect thereto against all claims and demands of all persons at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Liens permitted under the Loan Agreement or other Loan Documents. Except as expressly permitted by the Loan Agreement or any other Loan Document, there is no agreement, order, judgment or decree, and no Grantor shall enter into any agreement or take any other action, that could reasonably be expected to restrict the transferability of any of the Collateral or otherwise impair or conflict in any material respect with such Grantors’ obligations or the rights of the Collateral Agent hereunder.
Section 4.06    Other Financing Statements. Such Grantor has not executed, filed, nor authorized any third party to file any financing statement or other instrument similar in effect covering all or any part of the Collateral or listing such Grantor as debtor in any recording office, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or as otherwise permitted under the Loan Agreement.
No Grantor shall execute, authorize or permit to be filed in any recording office any financing statement or other instrument similar in effect covering all or any part of the Collateral or listing such Grantor as debtor with respect to all or any part of the Collateral, except financing statements and other instruments filed in respect of Liens permitted under the Loan Agreement.
Section    4.07    Changes in Name, Jurisdiction of Organization, Etc. Such Grantor’s type of organization, jurisdiction of organization, legal name, Federal Taxpayer Identification Number, organizational identification number (if any) and chief executive office or principal place of business as of the Closing Date are indicated next to its name in Schedule 4.07 hereof. Schedule 4.07 also lists all of such Grantor’s jurisdictions and types or organization, legal names and locations of chief executive office or principal place of business at any time during the four months preceding the date hereof, if different from those referred to in the preceding sentence.
Such Grantor shall not, except upon not less than five (5) Business Days’ prior written notice (or such lesser notice period that Collateral Agent shall agree to in writing in its sole discretion) to the Collateral Agent and the Administrative Agent, and delivery to the Collateral Agent of all additional financing statements, information and other documents reasonably requested by the Collateral Agent or the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:
(a)     change its legal name, identity, type of organization or corporate structure;
(b)     change the location of its chief executive office or its principal place of business;
(c)     change its Federal Taxpayer Identification Number or organizational identification number (if any); or
(d)     change its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, organizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction).

Such Grantor shall, prior to any change described in the preceding sentence, take all actions reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the ratable benefit of the Secured Parties in the Collateral intended to be granted hereunder.
Each Grantor agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in this Section 4.07. Each Grantor also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility).
Section 4.08    Location of Collateral. On the Closing Date, Schedule 4.08 hereof lists all locations or places at which a Lien Waiver Agreement or similar agreement has been executed in favor of the Revolving Collateral Agent by a Person who owns or occupies such location or places as of the Closing Date.
Such Grantor shall not move any Collateral (other than Collateral under repair at third party locations, Collateral at locations of construction jobs in progress, Inventory, Rolling Stock and mobile Equipment in transit) other than an immaterial portion thereof, to any location that is not a location listed in Schedule 4.08 hereof, Real Property owned by the Grantors or Real Property otherwise subject to a Lien Waiver Agreement for the benefit of the Collateral Agent, except upon not less than five (5) days’ prior written notice to the Collateral Agent and the Administrative Agent, of its intention so to do, clearly describing such new location and providing such other information and documents to the Collateral Agent reasonably requested by the Collateral Agent or the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein.
Such Grantor shall (a) notify the Collateral Agent (i) prior to any change described in the preceding paragraph or (ii) of any locations at which a Grantor maintains Collateral (other than Collateral under repair at third party locations, Collateral at locations of construction jobs in progress, Inventory, Rolling Stock and mobile Equipment in transit) with a book value equal to or greater than $500,000 from time to time which are not listed on Schedule 4.08, owned Real Property or Real Property subject to a Lien Waiver Agreement for the benefit of the Collateral Agent and (b) (i) take such actions reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the ratable benefit of the Secured Parties in the Collateral intended to be granted hereunder and (ii) shall use commercially reasonable efforts to obtain Lien Waiver Agreements with respect any location of the type described in clause (a)(ii) of this paragraph; provided that, in no event shall any Grantor permit Equipment or Inventory of any Grantor that constitutes Collateral be moved to any location outside of the continental United States. Notwithstanding the foregoing, no Lien Waiver Agreement shall be required with respect to any location or place at which only Designated Assets are located; provided, however, if the Designated Assets are not sold or otherwise disposed of by April 30, 2018, the Grantors shall use commercially reasonable efforts to obtain Lien Waiver Agreements for those locations or places (x) at which Designated Assets are located and (y) are of the type described in clause (a)(ii) of this paragraph.
Section 4.09    Pledged Securities and Pledged Debt. Schedule 4.09 sets forth a complete and accurate list of all Pledged Securities and Pledged Debt evidenced by promissory notes or instruments held by such Grantor as of the Closing Date. As of the Closing Date, the Pledged Securities pledged by such Grantor hereunder constitute all of the issued and outstanding Equity Interests of each issuer owned by such Grantor except as noted in Schedule 4.09 or to the extent such Equity Interests would otherwise constitute Excluded Assets. As of the Closing Date, such Equity Interests represent all of the outstanding Equity Interests of each such issuer which is a Subsidiary except to the extent such Equity Interests would otherwise constitute Excluded Assets or as otherwise noted in such Schedule 4.09. All of the Pledged Securities existing on the Closing Date have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued, fully paid and non-assessable. There is no amount or other obligation owing by any Grantor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Grantor’s status as a partner or a member of any issuer of the Pledged Securities. No Grantor is in default or violation of any provisions of any agreement to which such Grantor is a party relating to the Pledged Securities, except any such default or violation that could not reasonably be expected to result in a Material Adverse Effect.
As of the Closing Date, all of the Pledged Debt described on Schedule 4.09 has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof, enforceable in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law)) and is not in default. Subject to the Intercreditor Agreement, the Pledged Debt constitutes all of the issued and outstanding intercompany indebtedness owing to such Grantor and if evidenced by promissory notes, such notes have been delivered to the Collateral Agent.
No Securities Collateral pledged by such Grantor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Grantor by any person with respect thereto, except as have been expressly disclosed to Collateral Agent, and there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates representing such Pledged Securities or Pledged Debt, if any, that have been delivered to the Collateral Agent) which evidence any Pledged Securities or Pledged Debt of such Grantor.

Each Grantor shall, upon obtaining any Pledged Securities or Pledged Debt of any person, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within five (5) Business Days after receipt thereof) deliver to the Collateral Agent an updated Schedule 4.09, and the certificates and other documents required under Section 3.01 and Section 3.02 hereof in respect of the additional Pledged Securities or Pledged Debt which are to be pledged pursuant to this Agreement, and confirming the Lien hereby created on such additional Pledged Securities or Pledged Debt.
Section 4.10    Approvals. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Body or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Grantor agrees to use its commercially reasonable efforts to assist the Collateral Agent in obtaining as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers; provided, that the Collateral Agent shall not request such remedies, voting or consensual rights or attorney-in-fact powers unless an Event of Default has occurred and is continuing.
Section 4.11    Collateral Information. As of the Closing Date, all information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to the Collateral Agent or any Secured Party, in connection with this Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects.
Section 4.12    Insurance. In the event that the proceeds of any insurance claim are paid to any Grantor after the Collateral Agent has exercised its right to foreclose on all or any part of the Collateral during the existence of an Event of Default, such net proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Intercreditor Agreement.
Section 4.13    Compliance With Laws. Each Grantor shall pay promptly when due all Claims incurred in connection with the use or operation of the Collateral except to the extent Properly Contested. All Claims imposed or assessed against the Collateral have been paid and discharged except to the extent such Claims are Properly Contested. In the event any Grantor shall fail to make such payment contemplated in the immediately preceding sentence, the Collateral Agent may (following notice to the Grantor, to the extent practicable) do so for the account of such Grantor and the Grantors shall promptly, following request therefor, reimburse and indemnify the Collateral Agent for all costs and expenses incurred by the Collateral Agent under this Section 4.13 in accordance with Section 10.08. Each Grantor shall comply with all Requirements of Law applicable to the Collateral the failure to comply with which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 4.14    Intellectual Property. (a) Schedule 4.14 lists all patents and pending applications therefor, registered trademarks and pending applications therefor and registered copyrights and pending applications therefor owned by such Grantor; (b) all Material Intellectual Property Collateral is valid, subsisting, unexpired and enforceable and has not been abandoned; (c) except as described on Schedule 4.14, such Grantor is the exclusive owner of all right, title and interest in and to, or has the right to use, all such Material Intellectual Property Collateral; (d) consummation and performance of this Agreement will not result in the invalidity, unenforceability or impairment of any such Material Intellectual Property Collateral, or in default or termination of any Intellectual Property License necessary for the use and operation of a material portion of the Pledged Collateral or Material Real Property; (e) except as described on Schedule 4.14, there are no outstanding holdings, decisions, consents, settlements, decrees, orders, injunctions, rulings or judgments that would limit, cancel or question the validity or enforceability of any such Material Intellectual Property Collateral or such Grantor’s rights therein or use thereof; (f) to such Grantor’s knowledge, except as described on Schedule 4.14, the operation of such Grantor’s business and such Grantor’s use of Material Intellectual Property Collateral in connection therewith, does not infringe or misappropriate the intellectual property rights of any other Person; (g) except as described in Schedule 4.14, no action or proceeding is pending or, to such Grantor’s knowledge, threatened (i) seeking to limit, cancel or question the validity of any Material Intellectual Property Collateral or such Grantor’s ownership interest or rights therein, (ii) which, if adversely determined, could have a Material Adverse Effect on the value of any such Material Intellectual Property Collateral or (iii) alleging that any such Material Intellectual Property Collateral, or such Grantor’s use thereof in the operation of its business, infringes or misappropriates the intellectual property rights of any Person and (h) to such Grantor’s knowledge, there has been no Material Adverse Effect on such Grantor’s rights in its material Trade Secrets as a result of any unauthorized use, disclosure or appropriation by or to any Person, including such Grantor’s current and former employees, contractors and agents.
Section 4.15    Maintenance of Equipment. Each Grantor shall keep its Equipment in good order and repair in all material respects, ordinary wear and tear excepted and except to the extent that the Grantors in their good faith business judgment shall have determined that such maintenance is not warranted by the benefits thereof to the business of the Grantors, and will not use the same in violation in any material respect of any Law or any policy of insurance thereon.

ARTICLE V
Securities collateral

Section 5.01    Existing Voting Rights and Distributions.
(a)So long as no Event of Default shall have occurred and be continuing:

(i)Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Loan Agreement or any other Loan Document; provided, however, that no Grantor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.
(ii)Each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, if and to the extent made in accordance with the provisions of the Loan Agreement; provided, however, that, subject to the Intercreditor Agreement, any and all such Distributions consisting of rights or interests in the form of securities shall be promptly delivered to the Collateral Agent to hold as Collateral and shall, if received by any Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be promptly (but in any event within five (5) Business Days after receipt thereof) delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).
(b)The Collateral Agent shall be deemed without further action to have granted to each Grantor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Grantor and at the sole cost and expense of such Grantor, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.01(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.01(a)(ii) hereof.
(c)Upon the occurrence and during the continuance of any Event of Default and subject to the Intercreditor Agreement:
(i)All rights of each Grantor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.01(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole right to exercise such voting and other consensual rights.
(ii)All rights of each Grantor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.01(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole right to receive and hold such Distributions as Collateral in accordance with this Agreement and the Intercreditor Agreement.
(d)Each Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.01(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.01(c)(ii) hereof.
(e)All Distributions which are received by any Grantor contrary to the provisions of Section 5.01(a)(ii) or Section 5.01(c) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall promptly (but in any event within five (5) Business Days after receipt thereof by such Grantor) be paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).
Section 5.02    Certain Agreements of Grantors.
(a)In the case of each Grantor which is an issuer of Securities Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.
(b)In the case of each Grantor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Grantor hereby (i) consents to the extent required by the applicable Organizational Document to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be and (ii) irrevocably waives any and all provisions of the applicable Organizational Documents that conflict with the terms of this Agreement or prohibit, restrict, condition or otherwise affect the grant hereunder of any Lien on any of the Collateral or any enforcement action which may be taken in respect of any such Lien.

ARTICLE VI
Intellectual Property Collateral

Section 6.01    Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article VIII hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent of such Grantor’s rights and effective only during the continuance of an Event of Default, an irrevocable, non-exclusive license to use and sublicense any of the Intellectual Property Collateral then owned by or licensed to such Grantor. Such license shall include access to all devices, products and media in which any of the Intellectual Property Collateral is embodied, embedded, recorded or stored and to all computer programs used for the compilation or printout thereof. In addition to and not in limitation of the powers granted herein, each Grantor hereby authorizes the Collateral Agent, upon the occurrence and continuance of an Event of Default, to make, constitute and appoint any officer or agent of the Collateral Agent as the Collateral Agent may select, in its sole discretion, as such Grantor’s true and lawful attorney-in-fact, with power to (i) endorse such Grantor’s name on all applications, documents, papers and instruments necessary or desirable for the Collateral Agent in the use of the Intellectual Property or (ii) take any other actions with respect to the Intellectual Property as the Collateral Agent deems to be in the best interest of the Collateral Agent, or (iii) grant or issue any exclusive or non-exclusive irrevocable or revocable, royalty-bearing or royalty-free license under the Intellectual Property to anyone, including the Collateral Agent itself, including but not limited to a license or other right to use such Grantor’s labels, General Intangibles, Intellectual Property, Equipment, real estate, advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Inventory or other Collateral, and such Grantor’s rights under all contracts, licenses, approvals, permits, leases and franchise agreements, to the extent assignable, shall inure to the Collateral Agent’s benefit, or (iv) assign, pledge, convey or otherwise transfer title in or dispose of the Intellectual Property to anyone.  Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney shall be irrevocable until the Secured Obligations (other than contingent obligations not then due) shall have been paid in full and the Loan Agreement and this Agreement have been terminated.  None of the Collateral Agent, the Lenders, the other Secured Parties or their respective affiliates, officers, directors, employees, agents or representatives shall be responsible to any Grantor for any act or failure to act under any power of attorney or otherwise, except in respect of damages attributable solely to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, nor for any punitive, exemplary, indirect or consequential damages.
Section 6.02    Dealing With Intellectual Property. Each Grantor shall, at its sole cost and expense,
(a)     promptly after any Grantor has obtained knowledge thereof, notify the Collateral Agent of any material and adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding such Grantor’s claim of ownership in or right to use any of the Material Intellectual Property Collateral, such Grantor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect,
(b)     maintain and protect the Material Intellectual Property Collateral as presently used and operated and as contemplated by the Loan Agreement, except in the Ordinary Course of Business and consistent with Grantors’ commercially reasonable business judgment,
(c)     not permit to lapse or become abandoned any Material Intellectual Property Collateral as presently used and operated and as contemplated by the Loan Agreement, and not settle or compromise any pending or future litigation or administrative proceeding with respect to such Material Intellectual Property Collateral, in each case except in the Ordinary Course of Business and consistent with Grantors’ commercially reasonable business judgment,
(d)     upon such Grantor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any of the Material Intellectual Property Collateral or the rights and remedies of the Collateral Agent in relation thereto or the ability of such Grantor or the Collateral Agent to dispose of such Material Intellectual Property Collateral, including a levy or threat of levy or any legal process against the Material Intellectual Property Collateral or any portion thereof,
(e)     not license the Material Intellectual Property Collateral other than licenses entered into by such Grantor in, or incidental to, the Ordinary Course of Business or licenses granted to the Revolving Administrative Agent or Revolving Collateral Agent pursuant to the Revolving Loan Documents, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that could materially impair the value of the Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral created therein hereby, without the consent of the Collateral Agent,
(f)     diligently keep adequate records respecting its Material Intellectual Property Collateral, and
(g)     furnish to the Collateral Agent concurrently with the delivery of a Compliance Certificate reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to the Intellectual Property Collateral as the Collateral Agent may from time to time reasonably request.

Section 6.03    Additional Intellectual Property. If any Grantor shall at any time after the date hereof (a) obtain any rights to any additional Intellectual Property Collateral or (b) become entitled to the benefit of any additional Intellectual Property Collateral or any registration, renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (a) or (b) of this Section 6.03 with respect to such Grantor shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Grantor shall promptly with the delivery of its quarterly financial statements (i) provide to the Collateral Agent written notice of any updates to Schedule 4.14, and (ii) upon the Collateral Agent’s reasonable request, confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (a) and (b) of the immediately preceding sentence of this Section 6.03 by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral, including by execution and filing of a supplemental Intellectual Property Security Agreement in accordance with Section 3.06 hereof.
Section 6.04    Intellectual Property Litigation. Unless there shall occur and be continuing any Event of Default and Grantors receive written notice from Collateral Agent of its intent to exercise remedies hereunder, each Grantor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Grantors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, misappropriation, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default and upon receipt by Grantors of written notice from Collateral Agent stating its intent to exercise remedies hereunder, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Grantor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Grantor shall, at the reasonable request of the Collateral Agent, do any and all commercially reasonable acts and execute any and all documents reasonably requested by the Collateral Agent in aid of such enforcement, and the Grantors shall promptly reimburse and indemnify the Collateral Agent for all reasonable costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.04 in accordance with Section 10.08. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral as permitted by this Section 6.04 and an Event of Default has occurred and is continuing, each Grantor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, misappropriation, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any person so infringing necessary to prevent such infringement.

ARTICLE VII
Receivables

Section 7.01    Dealing With Receivables. Except as otherwise provided in this Section 7.01, each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables and the Related Contracts. In connection with such collections, such Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of the Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default (but at all times subject to the Intercreditor Agreement), to take any steps it may deem necessary or advisable, including but not limited to, notifying the obligors under any Receivables and Related Contracts of the assignment of such Receivables and Related Contracts to the Collateral Agent and directing such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and, subject to the Intercreditor Agreement, shall be forthwith paid over to the Collateral Agent in the same form as so received with any necessary indorsement to be deposited in an account under the dominion and control, subject to the Intercreditor Agreement, of the Collateral Agent and either (A) released to such Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 8.03 and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Related Contract, release wholly or partly any obligor thereof or allow any credit or discount thereon (provided however that such Grantor may do any of the foregoing if such Receivables or Related Contracts are not Term Loan First Lien Collateral and such Grantor is required to make such adjustment, settlement or compromise by the agent or lenders who has a First Priority security interests in such Collateral pursuant to the terms of the Intercreditor Agreement). Other than in accordance with the terms of the Intercreditor Agreement, no Grantor will permit or consent to the subordination of its right to payment under any of the Receivables and Related Contracts to any other Indebtedness or obligations of the obligor thereof.

ARTICLE VIII
Remedies

Section 8.01    Remedies. (a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may from time to time, subject to the Intercreditor Agreement, exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein or in any other Loan Document or otherwise available to it, the following remedies:
(i)without any other notice to or demand upon any Grantor, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral);
(ii)require each Grantor to, at its expense and upon request of the Collateral Agent, promptly assemble the Collateral or any part thereof, as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent;
(iii)without notice except as specified below, sell, resell, assign and deliver or grant a license to use or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable;
(iv)occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation;
(v)exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Contracts, the Receivables, the Material Contracts, the Secured Hedge Agreements, and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Deposit Accounts, (C) exercise all other rights and remedies with respect to the Receivables, the Material Contracts, the Secured Hedge Agreements, and the other Collateral, including without limitation, those set forth in Section 9-607 of the UCC and (D) exercise any and all voting, consensual and other rights with respect to any Collateral;

(vi)(1) use of any Trademarks for the sale of goods, completion of work-in-process or rendering of services in connection with enforcing any other security interest granted to the Collateral Agent by Grantors or any affiliate of Grantors or for such other reason as the Collateral Agent may determine and (2) grant such license or licenses relating to the Collateral for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole and absolute discretion deem appropriate; and
(vii)withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of the Grantors constituting Collateral for application to the Secured Obligations as provided in Article VIII hereof.
(d)Each Grantor agrees that, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by Applicable Law, the Collateral Agent may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by Applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent arising out of the exercise by it of any rights hereunder. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
(e)All payments received by any Grantor in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over the Collateral Agent in the same form as so received (with any necessary endorsement).
(f)Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or part of the Secured Obligations against any funds deposited with it or held by it.
(g)Promptly following the written demand of the Collateral Agent, each Grantor shall execute and deliver to the Collateral Agent an assignment or assignments of any or all of the Intellectual Property Collateral and such other documents and take such other actions as are necessary or appropriate to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of the Event of Default as the Collateral Agent may reasonably designate to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Grantor under the Intellectual Property Collateral, and such persons shall be available to perform their prior functions on the Collateral Agent’s behalf.
(h)If the Collateral Agent shall determine to exercise its right to sell all or any of the Securities Collateral of any Grantor pursuant to this Section 8.01, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense:
(i)provide the Collateral Agent with such information and projections as may be necessary or, in the opinion of the Collateral Agent, advisable to enable the Collateral Agent to effect the sale of such Securities Collateral;
(ii)cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Grantors. Each Grantor will cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Body; and
(iii)do or cause to be done all such other acts and things as may be necessary to make such sale of such Securities Collateral or any part thereof valid and binding and in compliance with Applicable Law.
(i)The Collateral Agent is authorized, in connection with any sale of the Securities Collateral pursuant to this Section 8.01, to deliver or otherwise disclose to any prospective purchaser of the Securities Collateral that has entered into a confidentiality agreement in form and substance reasonably satisfactory to Grantors and Collateral Agent: (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to Section 8.01(f); (ii) any information and projections provided to it pursuant to Section 8.01(f), and (iii) any other information in its possession relating to such Securities Collateral.
(j)Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Collateral Agent and the Secured Parties by reason of the failure of such Grantor to perform any of the covenants contained in Section 8.01(f); and consequently, agrees that, if such Grantor shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Securities Collateral on the date the Collateral Agent demands compliance with Section 8.01(f) above.

Section 8.02    Waiver and Cumulative Remedies. The Collateral Agent shall not by any act (except by a written instrument pursuant to Section 10.06), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.
Section 8.03    Application of Proceeds. Upon the exercise by the Collateral Agent of its remedies hereunder, any proceeds received by the Collateral Agent in respect of any realization upon any Collateral shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Loan Agreement and the Intercreditor Agreement. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and other charges of any attorneys employed by the Collateral Agent to collect such deficiency.
Section 8.04    Reinstatement; Deficiency.  This Agreement and the Liens on the Collateral shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Grantors in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.  Each of the Grantors agrees that it will indemnify the Collateral Agent and the other Secured Parties, and its employees, directors, officers and agents on demand for all reasonable costs and expenses (including reasonable fees, costs and expenses of counsel) incurred by the Collateral Agent and the Secured Parties or their respective employees, directors, officers and agents in connection with such reinstatement, rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.  If the proceeds of, or other realization upon, the Collateral by virtue of the exercise of remedies under this Article VIII are insufficient to cover the costs and expenses of such exercise and the payment in full of the Secured Obligations, the Grantors shall remain liable for any deficiency.

ARTICLE IX
Subordination
Section 9.01    Subordination.
(a)    Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors to indemnity, contribution or subrogation under Applicable Law or otherwise shall be fully subordinated to the payment in full in cash of the Obligations (other than contingent obligations as to which no claim has been asserted, and subject to the terms of the Intercreditor Agreement). No failure on the part of the Borrower or any Grantor to make the payments required under Applicable Law or otherwise shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the Obligations of such Grantor hereunder.
(b)    Each Grantor hereby agrees that all indebtedness owed to it by any other Grantor shall be fully subordinated to the payment in full in cash of the Obligations (other than contingent obligations as to which no claim has been asserted, and subject to the terms of the Intercreditor Agreement).

ARTICLE X
Miscellaneous
Section 10.1    [Reserved].
Section 10.2    Performance by Collateral Agent. If any Grantor shall fail to perform any covenants contained in this Agreement after giving effect to all applicable grace periods (including covenants to pay insurance, taxes and claims arising by operation of law in respect of the Collateral and to pay or perform any Grantor obligations under any Collateral) or if any representation or warranty on the part of any Grantor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) during the existence of an Event of Default or following notice to such Grantor of such failure to perform and such Grantor’s failure to remedy such failure within a commercially reasonable time period, do the same or cause it to be done or remedy any such breach, and may make payments for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby and which such Grantor does not contest in accordance with the provisions of the Loan Agreement. Any and all amounts so paid by the Collateral Agent shall be reimbursed by the Grantors in accordance with the provisions of Section 10.08. Neither the provisions of this Section 10.02 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 10.02 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default.

Section 10.3    Appointed Attorney-in-Fact; Power of Attorney. Each Grantor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time during the existence of an Event of Default in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Loan Agreement and the other Loan Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Grantor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. NONE OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LENDERS, THE OTHER SECURED PARTIES OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO THE GRANTORS FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.
Section 10.4    Continuing Security Interest and Assignment. This Agreement shall create a continuing security interest in the Collateral and shall (a) be binding upon the Grantors, their respective successors and assigns and (b) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective permitted successors, transferees and assigns and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons; provided that, no Grantor shall assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent and any attempted assignment or transfer without such consent shall be null and void. Without limiting the generality of the foregoing clause (b), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Loan Agreement and, in the case of a Secured Party that is a party to a Secured Hedge Agreement, such Secured Hedge Agreement.
Section 10.5    Termination and Release.
(a)At such time as the Loans and the other Secured Obligations shall have been paid in full in cash (other than contingent indemnification obligations in which no claim has been made or is reasonably foreseeable) and the Commitments have been terminated, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or any further action by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
(b)If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Loan Agreement, then the Lien created pursuant to this Agreement in such Collateral shall be released, and the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases and other documents reasonably necessary or advisable for the release of the Liens created hereby on such Collateral; provided that the Grantors shall provide to the Collateral Agent evidence of such transaction’s compliance with the Loan Agreement and the other Loan Documents as the Collateral Agent shall reasonably request. At the request and sole expense of the Grantors, a Grantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Grantor are sold, transferred or otherwise disposed of in a transaction permitted by the Loan Agreement; provided that the Grantors shall have delivered to the Collateral Agent, at least ten (10) Business Days (or such shorter period reasonably acceptable to the Collateral Agent) prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Grantors stating that such transaction is in compliance with the Loan Agreement and the other Loan Documents.
Section 10.6    Modification in Writing. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by any Grantor therefrom shall be effective, except by a written instrument signed by the Collateral Agent in accordance with the terms of the Loan Agreement. Any amendment, modification or supplement of any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, terminated or waived with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
Section 10.7    Notices. Unless otherwise provided herein, any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be given in the manner and become effective as set forth in the Loan Agreement, and, as to any Grantor, addressed to it at the address of the Grantor set forth in Schedule 10.07 hereof and as to the Collateral Agent, addressed to it at the address set forth in Schedule 10.07 hereof, or in each case at such other address as shall be designated by such party in a written notice to the other party.

Section 10.8    Indemnity and Expenses.
(a)Each Grantor hereby agrees to indemnify and hold harmless the Collateral Agent (and any sub-agent thereof), each other Secured Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from any losses, damages, liabilities, claims and related expenses (including the fees and expenses of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees, expenses and time charges for attorneys who are employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Grantor) other than such Indemnitee and its Related Parties arising out of, in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement) or any failure of any Secured Obligations to be the legal, valid, and binding obligations of any Grantor enforceable against such Grantor in accordance with their terms, whether brought by a third party or by such Grantor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(b)To the fullest extent permitted by Applicable Law, each Grantor hereby agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Extension of Credit or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, the Loan Agreement or the other Loan Documents or the transactions contemplated hereby or thereby by unintended recipients. Grantors assume all responsibility and liability arising from the use of the Trademarks and Grantors hereby indemnify and hold Collateral Agent harmless from and against any claim, suit, loss, damage, or expense (including attorneys’ fees and legal expenses) arising out of any alleged defect in any service or product manufactured, promoted, or sold by Grantors (or any affiliate thereof) in connection with any Trademark or out of the manufacture, promotion, labeling, sale, distribution or advertisement of any such product or service by Grantors (or any affiliate thereof).
(c)Each Grantor agrees to pay or reimburse the Collateral Agent for all its costs and expenses incurred in collecting against such Grantor its Secured Obligations or otherwise enforcing or preserving any rights under this Agreement, the Loan Agreement, and the other Loan Documents to which such Grantor is a party, including the fees and other charges of counsel (including the allocated fees and expenses of internal counsel) to the Collateral Agent.
(d)All amounts due under this Section shall be payable promptly after demand therefor, shall constitute Secured Obligations and shall bear interest until paid at a rate per annum equal to the highest rate per annum at which interest would then be payable on any past due Extension of Credit under the Loan Agreement.
(e)Without prejudice to the survival of any other agreement of any Grantor under this Agreement, the Loan Agreement or any other Loan Documents, the agreements and obligations of each Grantor contained in this Section shall survive termination of the Loan Agreement and the other Loan Documents and payment in full of the Secured Obligations and all other amounts payable under this Agreement.
Section 10.9    Governing Law, Consent to Jurisdiction and Waiver of Jury Trial. This Agreement, the Loan Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement, the Loan Agreement or any other Loan Document (except, as to any other Loan Document as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York. The other provisions of ARTICLE 11 and 14.1 of the Loan Agreement are incorporated herein, mutatis mutandis, as if a part hereof.
Section 10.10    Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.
Section 10.11    Counterparts; Integration; Effectiveness. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. This Agreement, the Loan Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Collateral Agent, constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. This Agreement shall become effective when it shall have been executed by the Collateral Agent and when the Collateral Agent shall have received counterparts hereof signed by each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.12    No Release. Nothing set forth in this Agreement, the Loan Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed in respect of any of the Collateral or from any liability to any person in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Agreement, the Loan Agreement or the other Loan Documents, or in respect of the Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral. The obligations of each Grantor contained in this Section 10.12 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Agreement, the Loan Agreement and the other Loan Documents.
Section 10.13    Obligations Absolute. All obligations of each Grantor hereunder shall be absolute and unconditional irrespective of:
(a)any illegality or lack of validity or enforceability of any Secured Obligation or any Loan Document or any related agreement or instrument;
(b)any change in the time, place or manner of payment of, or in any other term of, the Secured Obligations or any other obligation of any Grantor under any Loan Document, or any rescission, waiver, amendment or other modification of any Loan Document or any other agreement, including any increase in the Secured Obligations resulting from any extension of additional credit or otherwise;
(c)any taking, exchange, substitution, release, impairment or non-perfection of any Collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the Secured Obligations;
(d)any manner of sale, disposition or application of proceeds of any Collateral or any other collateral or other assets to all or part of the Secured Obligations;
(e)any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations;
(f)any change, restructuring or termination of the corporate structure, ownership or existence of any Grantor or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Grantor or its assets or any resulting release or discharge of any Secured Obligations;
(g)any failure of any Secured Party to disclose to any Grantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Grantor now or hereafter known to such Secured Party; each Grantor waiving any duty of the Secured Parties to disclose such information;
(h) the failure of any other Person to execute or deliver this Agreement, any Joinder Agreement or any other agreement or the release or reduction of liability of any Grantor or other grantor or surety with respect to the Secured Obligations;
(i) the failure of any Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of the Loan Agreement or any other Loan Document or otherwise;
(j)any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, the Grantor against any Secured Party; or
(k)any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Loans or any existence of or reliance on any representation by any Secured Party that might vary the risk of any Grantor or otherwise operate as a defense available to, or a legal or equitable discharge of, any Grantor or any other guarantor or surety.
Section 10.14    Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to this Agreement, the Loan Agreement and the other Loan Documents and the exercise of any right or remedy by the Collateral Agent or any Administrative Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. Prior to the Discharge of ABL Obligations, to the extent any Grantor is required hereunder to deliver to the Collateral Agent any Collateral that constitutes ABL First Lien Collateral for purposes of possession and control and is unable to do so as a result of having previously delivered such Collateral to the Revolving Collateral Agent in accordance with the terms of the Revolving Loan Documents, such Grantor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Revolving Collateral Agent, acting as a gratuitous bailee of the Collateral Agent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEW ENTERPRISE STONE & LIME CO., INC.
By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:President and Secretary
ASTI TRANSPORTATION SYSTEMS, INC.
By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Vice President, Treasurer and Secretary
EII TRANSPORT INC.
By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Treasurer and Secretary
GATEWAY TRADE CENTER INC.
By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:President, Treasurer and Secretary
PRECISION SOLAR CONTROLS INC.
By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Vice President, Treasurer and Secretary
PROTECTION SERVICES INC.
By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Vice President, Treasurer and Secretary
SCI PRODUCTS INC.
By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Vice President, Treasurer and Secretary
WORK AREA PROTECTION CORP.
By:/s/ Paul I. Detwiler, III Name:Paul I. Detwiler, III Title:Vice President, Treasurer and Secretary

[Signatures continue on next page]

CORTLAND CAPITAL MARKET SERVICES LLC, As Collateral Agent
By:/s/ Emily Ergang Pappas Name:Emily Ergang Pappas Title:Associate Counsel